                       Renewal of Distribution Agreement
                       ---------------------------------


This Agreement made this 31st day of July, 2001 by and between Nuveen Multistate Trust IV (formerly Nuveen Flagship Multistate Trust IV), a Massachusetts business trust (the "Fund"), and Nuveen Investments, a Delaware corporation (the "Underwriter");

WHEREAS, the parties hereto are the contracting parties under that certain Distribution Agreement (the "Agreement") pursuant to which the Underwriter acts as agent for the distribution of shares of the Fund; and

WHEREAS, the Agreement terminates August 1, 2001 unless continued in the manner required by the Investment Company Act of 1940;

WHEREAS, the Board of Trustees of the Fund, at a meeting called for the purpose of reviewing the Agreement has approved the Agreement and its continuance until August 1, 2002 in the manner required by the Investment Company Act of 1940;

NOW THEREFORE, in consideration of the mutual covenants contained in the Agreement the parties hereto do hereby continue the Agreement in effect until August 1, 2002 and ratify and confirm the Agreement in all respects.

                                 NUVEEN MULTISTATE TRUST IV


                                        By:   /s/ Gifford R. Zimmerman
                                           ---------------------------
                                              Vice President
ATTEST:


      /s/ Virginia L. O'Neal
-------------------------------
      Assistant Secretary
                                        NUVEEN INVESTMENTS


                                        By:   /s/ Larry Martin
                                           -------------------
                                              Vice President
ATTEST:


    /s/ Nicholas Dalmaso
-------------------------------
    Assistant Secretary